Exhibit 3.1

RESTATED ORGANIZATION CERTIFICATE

FEDERAL HOME LOAN BANK OF

ATLANTA

WHEREAS, the Organization Certificate of the Federal Home Loan Bank of Atlanta, previously known as the Federal Home Loan Bank of Greensboro and the Federal Home Loan Bank of Winston-Salem (the “Bank”), was adopted by the Bank’s Board of Directors on October 12, 1932, and filed with the regulator of the Bank at that time (the Federal Home Loan Bank Board);

WHEREAS, the location of the Bank changed from Winston-Salem, North Carolina to Greensboro, North Carolina in 1950, and from Greensboro, North Carolina to Atlanta, Georgia in 1971;

WHEREAS, the Bank believes it is necessary and appropriate to restate its Organization Certificate to reflect the relocation of the Bank to Atlanta and to amend certain provisions relating to the Bank’s capital stock as a result of the passage of the Gramm-Leach-Bliley Act of 1999 and the implementation of a new capital structure for the Bank pursuant to the Bank’s Capital Plan, which has been approved by the Federal Housing Finance Board;

NOW, THEREFORE, in order that the statutes of the United States may be fully complied with and that the incorporation of this Bank may continue to be perfected as a Federal Home Loan Bank, this Restated Organization Certificate of the Bank, which is intended to replace all previous versions of the Organization Certificate, is hereby approved by the Board of Directors of the Bank on June 24, 2004.

1. The title of this Bank shall be the FEDERAL HOME LOAN BANK OF ATLANTA.

2. The location of the principal office of the Bank will be in the City of Atlanta, State of Georgia, or at such other city as the Federal Housing Finance Board may from time to time determine is suited to the convenient and customary course of business of the institutions eligible to become members of the Bank.

3. The Bank shall be established in the City of Atlanta, State of Georgia, in District Number Four, as defined by the Federal Housing Finance Board, or as may from time to time be readjusted or modified by said Board. Said District Number Four as now defined is as follows:

The States of Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina and Virginia, and the District of Columbia.

4. The Bank shall engage in the business authorized by the Federal Home Loan Bank Act, and it shall exercise such powers as are permitted or prescribed by said Act, subject to the supervision of the Federal Housing Finance Board.

5. The amount of capital stock of the Bank shall be an amount to be determined in accordance with the Federal Home Loan Bank Act, the regulations of the Federal Housing Finance Board and the Bank’s Capital Plan. The capital stock of the Bank may from time to time be increased in accordance with the Federal Home Loan Bank Act, the regulations of the Federal Housing Finance Board and the Bank’s Capital Plan. From time to time, the Bank may redeem or repurchase shares of capital stock in accordance with the requirements, and subject to the conditions and limitations, prescribed in the Federal Home Loan Bank Act, the regulations of the Federal Housing Finance Board and the Bank’s Capital Plan.

6. This Certificate is made for the purpose of carrying out the provisions of the Act of Congress, known and cited as the Federal Home Loan Bank Act, approved July 22, 1932, and such other acts as may be passed by Congress amending or supplementing the said Federal Home Loan Bank Act, in so far as it or they may be applicable to the Federal Home Loan Bank of Atlanta, and is subject to such changes or additions, not inconsistent with law, as the Federal Housing Finance Board may deem necessary or expedient and may from time to time direct.

7. The Bank shall have succession until dissolved by the Federal Housing Finance Board under the Federal Home Loan Bank Act or by further Act of Congress.

IN WITNESS WHEREOF, the undersigned Chairman of the Board of Directors has duly executed this Restated Organization Certificate this 24th day of June, 2004.

By:	/s/ Michael L. Middleton
Michael L. Middleton
Chairman of the Board of Directors

Attest:	/s/ Jill Spencer
Jill Spencer
Corporate Secretary